UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2006

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ACE Global Headquarters
17 Woodbourne Avenue
Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the retirement of Gary Schmalzriedt as the Chairman and Chief Executive Officer of ACE Overseas General on September 30, 2006, ACE American Insurance Company, a subsidiary of ACE Limited (collectively, with its subsidiaries, the “Company”), entered into a consulting services agreement (the “Consulting Agreement”) on October 3, 2006 with GTS Consulting, LLC (the “LLC”), which is owned by Mr. Schmalzriedt, pursuant to which the LLC, through Mr. Schmalzriedt, will provide consulting services to the Company, as requested by the Company and agreed to by Mr. Schmalzriedt. The term of the Consulting Agreement is from October 1, 2006 through September 30, 2007. The consulting services relate to duties and responsibilities prescribed from time to time by the Board of Directors and/or Chief Executive Officer of ACE Limited, to matters for which Mr. Schmalzriedt was responsible in connection with his former position with the Company and to the establishment and operation of a training program.  Upon reasonable advance notice, Mr. Schmalzriedt will make himself available to provide these consulting services during the term of the Consulting Agreement for periods of time as reasonably required by the Company and will report to Evan Greenberg.

The Company may terminate the Consulting Agreement with or without cause at its discretion and convenience at any time prior to September 30, 2007 by giving 30 days prior written notice. In addition, the Company may terminate the Consulting Agreement immediately for cause, which shall include the failure to perform the consulting services, without prior written notice. “Cause” is defined in the Consulting Agreement as the embezzlement of Company funds, habitual insobriety or drug abuse during business hours or while performing the consulting services, conviction of a crime involving moral turpitude, or gross negligence in the performance of consulting services which gross negligence has had a material adverse effect on the consolidated business, assets, properties or financial condition of the Company or its affiliates. In the event that the Consulting Agreement is terminated for cause, all consideration to be paid pursuant to the Consulting Agreement shall cease as of the date the Consulting Agreement is terminated. If the Consulting Agreement is terminated without cause, Mr. Schmalzriedt will still receive the consideration described below.

As consideration for the LLC’s consulting services, Mr. Schmalzriedt will receive $100,000, payable quarterly, plus reasonable out-of-pocket expenses. In addition, all of Mr. Schmalzriedt’s unvested options to purchase shares of ACE Limited stock held by him on his retirement date will continue to vest in accordance with and remain subject to the terms and conditions of the awards under the applicable ACE Limited Long Term Incentive Plan, with Incentive Stock Options being converted to Non-Qualified Stock Options. Also, all restricted shares of ACE Limited stock held by Mr. Schmalzriedt will continue to vest during the term of the Consulting Agreement, as though Mr. Schmalzriedt’s termination of employment occurred on the last day of the term of the Consulting Agreement, with Mr. Schmalzriedt incurring a tax liability for these restricted shares as they vest and with continued vesting expressly conditioned on Mr. Schmalzriedt’s continuing to perform the consulting services under the Consulting Agreement to the satisfaction of the Company.

The LLC and Mr. Schmalzriedt are subject to confidentiality obligations and a covenant not to compete with the Company during the term of the Consulting Agreement. The Company has agreed to indemnify Mr. Schmalzriedt for claims and liabilities in connection with the consulting services.

On September 29, 2006, Mr. Schmalzriedt was awarded options to purchase 11,430 Ordinary Shares of ACE Limited at the exercise price of $54.73 per share, with one third vesting on each of September 29, 2007, 2008 and 2009. These options expire on September 29, 2016. Mr. Schmalzriedt also received 13,700 restricted Ordinary Shares of ACE Limited, with one-fourth vesting on each of September 29, 2007, 2008, 2009 and 2010. These grants were made pursuant to the Company’s long-term incentive plan under award agreements that provide for the awards to vest immediately upon death or termination due to long-term disability.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By: /s/ Robert F. Cusumano
Robert F. Cusumano
General Counsel

DATE: October 4, 2006

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